Exhibit 99.1

Date:	February 3, 2005
Contacts:	Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968 Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194

GILLETTE REPORTS RECORD FOURTH-QUARTER AND FULL-YEAR RESULTS

     Boston — The Gillette Company today reported record annual and fourth-quarter results with double-digit percentage increases in net sales, profit from operations, net income and diluted net income per share.

     The solid gains reflected one of the strongest Company-wide new product efforts in Gillette’s history, including the introduction of the M3Power and Venus Divine shaving systems, Oral-B Sonic Complete and Brush-Ups oral care products, the Gillette Complete Skincare line for men and the Braun Activator electric shaver. The profit increase was driven by strong organic net sales growth of existing products, trade-up to premium products in both developed and developing countries, increased manufacturing efficiencies and reduced overhead costs.

     For the year, net sales rose 13 percent to $10.48 billion from $9.25 billion in 2003. Solid volume gains and trade-up were achieved across Gillette’s core categories and in all regions, with significant increases in the developing markets of Latin America, Russia and China. Favorable foreign exchange, notably in Europe and Asia, contributed 5 percentage points of the net sales gain.

     Profit from operations for the year rose 23 percent to $2.47 billion from $2 billion in 2003. The strong profit gain reflected solid sales growth, driven by a 40 percent increase in the Company’s advertising investment, plus significant overhead savings and improved operational efficiencies.

     Net income for the year climbed 22 percent to $1.69 billion from the prior year’s $1.39 billion, fueled by the robust operating results. Higher exchange-related expenses were offset by a lower effective income tax rate, down 1 percentage point from a year ago to 29 percent. Diluted net income per common share rose 24 percent to $1.68, up from $1.35 in 2003.

     For the fourth quarter, net sales grew 19 percent to $3.11 billion, compared with $2.62 billion for the same period in 2003. The gains were driven by strong consumer demand for new products, two additional selling days and the flow of shipments at the beginning of the quarter versus the same period last year. Favorable foreign exchange, primarily in Europe, contributed 4 percentage points of the net sales advance.

     Profit from operations for the quarter climbed 19 percent to $610 million from $514 million for the corresponding period in 2003. Net income for the quarter was $415 million, up 13 percent from $368 million last year, or an increase of 14 percent to 41 cents, from 36 cents last year in diluted net income per share.

     “We made significant progress last year in all areas of our business,” said James M. Kilts, chairman, president and chief executive officer of Gillette. “We capped a four-year climb to the top of our sector with a second consecutive year of record results. And on the strength of all we accomplished, we took a giant step into the future. Our announced union with Procter & Gamble will combine two great businesses into what will be the best consumer products company in the world.”

     Mr. Kilts said that “Gillette posted excellent results across the board, fueled by our largest and most successful new products effort ever.” Key successes included M3Power, the first battery powered wet shaving system; the Venus Divine premium system for women; the Oral B Professional Care 8000 power rechargeable toothbrush; and the Sonic Complete, the Company’s first entry in the sonic segment of brushing.

     “Our Duracell battery business had an exceptional year within a very difficult competitive environment. And, we also intensified our efforts in developing countries, which significantly increased our sales in those markets,” he said. “The overall impact of all our effort is clear — an exceptional year of both top-line and bottom-line growth.

     “We look forward to another very good year in 2005. It promises to again be our most active year for new products, with the ongoing international roll out of M3Power and several Oral Care products and the introduction of several major new trade-up products, including Venus Vibrance, our powered wet shaving system for women, and Venus Disposable, the most advanced women’s disposable razor.”

Results by business segment follow.

•	Blades and Razors net sales for the year rose 12 percent to $4.33 billion from $3.87 billion in 2003. Profit from operations climbed 14 percent to $1.63 billion from $1.43 billion last year, fueled by new premium products, including the launch of M3Power in the U.S., U.K., Germany and Japan, and trade-up in developing markets to entry-level systems and premium disposables. Strong consumer demand for M3Power drove six consecutive months of value share gains in the U.S. blade and razor market and increased Gillette’s U.K. value share of razors to 80 percent in the fourth quarter, up 17 points. On a global basis, consumer sales of the Mach3 family grew 10 percent in constant dollars, increasing its global value share of the blade and razor market by 1 percentage point to 31 percent. In Latin America, the success of the Prestobarba Excel premium disposable led to an increase in Gillette’s total blade value share in 2004 for the first time in more than a decade. In Russia, Gillette’s blade value share grew 1.5 points to 89 percent, driven by the Slalom entry-level system and stepped-up marketing initiatives.

Profit gains for the year reflected the significant growth of premium systems and disposables in all markets, which helped fund a double-digit percentage increase in advertising for new and established products. For the fourth quarter, net sales climbed 16 percent to $1.09 billion, up from $939 million for the same quarter last year. Net sales last year were dampened by advance shipments of a holiday razor program in the third quarter. Profit from operations increased 17 percent to $358 million from $305 million for the same period in 2003.

•	Duracell net sales for the year rose 11 percent to $2.23 billion from $2.02 billion in 2003, reflecting growth in all regions of the world driven by a double-digit percentage increase in advertising. Profit from operations climbed 41 percent to $490 million from $348 million in 2003, as gains from manufacturing efficiencies and lower overhead costs led Duracell to achieve its goal of industry-leading margins. Net sales benefited from strong demand in international markets, particularly the developing markets of Russia and Turkey, and incremental consumption resulting from the unusually active hurricane season in the U.S. The inclusion of the Nanfu battery business in China, which was acquired in August 2003, contributed about 2 percent of the net sales growth. Duracell’s alkaline battery value share in the U.S. held steady in the fourth quarter and for the year. Heightened promotional and give-away activity by high-end alkaline competition, and aggressive promotion and increased distribution of low-priced, low-performance zinc batteries, continued to negatively impact the category. Duracell’s strong profit growth reflected both the solid net sales advance and ongoing manufacturing efficiencies. For the quarter, net sales were up 12 percent to $770 million from $685 million in the fourth quarter of 2003, due to strong performance in Latin America and the developing markets of Russia and Turkey. Profit from operations rose 11 percent to $166 million from $149 million for the same quarter last year.

•	Oral Care net sales for the year climbed 20 percent to $1.59 billion from $1.33 billion for last year, with profit from operations up 14 percent to $249 million from $218 million. The strong net sales growth was driven by new product initiatives and ongoing trade-up to premium products, resulting in growing market share. Oral-B strengthened its number one position in the global brushing market, led by the launch of the Professional Care 8000 and Sonic Complete premium rechargeable brushes, as well as the success of the high-performance

CrossAction Vitalizer and Advantage Artica toothbrushes. The acquisitions of Rembrandt teeth-whitening products and Zooth character-based children’s brushes during the year also contributed to the net sales advance. Profit for the year reflected the strong net sales gain, balanced primarily by a significant increase in advertising to support multiple new product introductions. For the fourth quarter, net sales were up 28 percent to $498 million from $388 million, due to strong new product activity and consumer trade-up to premium-performing products. Profit from operations rose to $63 million, up 21 percent from $52 million in the prior year.

•	Braun net sales for the year increased 16 percent to $1.37 billion from $1.18 billion in 2003, and profit from operations was $95 million, up 94 percent from $49 million a year ago. The increase in net sales reflected the introduction of new products such as the top-of-the-line Activator men’s shaver; the youth-oriented CruZer shaver and styler; and strong demand for the SoftPerfection female epilator in Europe, Russia and Turkey. During the year, Braun made significant progress in growing its core hair removal business. In the fourth quarter, Braun increased its value share of male electric shavers in the U.S., Europe and Japan with Activator and Syncro, which were the two top-selling male shaver products in the U.S. in December. Contributors to the very strong profit increase were solid net sales growth and a favorable mix of higher margin products, particularly male shavers and female epilators, which were supported by a double-digit percentage increase in marketing investment. For the fourth quarter, net sales rose to $493 million, up 28 percent from $385 million for the fourth quarter of 2003, while profit from operations increased to $28 million from $6 million in the previous year.

•	Personal Care net sales for the year grew 11 percent to $961 million from $864 million in 2003. Profit from operations rose 30 percent to $95 million from $73 million last year. Double-digit percentage net sales gains in Europe and in the Africa, Middle East and Eastern Europe (AMEE) region were driven by strong trade-up from foam shave preparations to premium gel-based shave preparations. Gillette’s global leadership in shave preparations increased in key markets during the year. Strong consumer demand for Right Guard Cool Spray produced Gillette’s first share gain in the UK in a decade. Profit growth reflected favorable product mix, manufacturing savings and level overhead costs. For the fourth quarter, net sales increased 16 percent to $262 million from $225 million for the same period last year, and profit from operations was up 9 percent to $25 million from $23 million, reflecting growth in all regions driven by strong demand for shave preparations and new product introductions.

     The Company’s cash flow from operations remained strong. Capital expenditures, at $616 million in 2004, were up from $408 million a year ago, due to investments to support new product programs and the realignment of the Company’s European blade and razor manufacturing and distribution network.

     The Company’s strong operating performance resulted in $1.70 billion in free cash flow* in 2004. Free cash flow for the fourth quarter was $401 million, down from $765 million for the same period in 2003. The decrease was due in part to incremental pension and retiree medical plan funding in the fourth quarter of approximately $300 million. During 2004, the Company repurchased 24.8 million shares, at a cost of $1.02 billion.

# # #

*	Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

This release contains “forward-looking statements” about the Company’s future performance. There are, however, a number of factors that can affect the Company’s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company’s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

The unaudited consolidated income statement data follow.

(Millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Net Sales	$3,108	$2,622	$10,477	$9,252

Profit from Operations	$610	$514	$2,465	$2,003

Income from Continuing Operations, before Income Taxes	$583	$512	$2,384	$1,964
Income Taxes	$168	$154	$693	$589

Income from Continuing Operations	$415	$358	$1,691	$1,375
Income from Discontinued Operations	$—	$10	$—	$10

Net Income	$415	$368	$1,691	$1,385

Net Income per Common Share:
- Basic:
Continuing Operations	$0.42	$0.36	$1.69	$1.35
Discontinued Operations	$0.00	$0.00	$0.00	$0.01
Net Income	$0.42	$0.36	$1.69	$1.36
- Assuming Full Dilution:
Continuing Operations	$0.41	$0.35	$1.68	$1.34
Discontinued Operations	$0.00	$0.01	$0.00	$0.01
Net Income	$0.41	$0.36	$1.68	$1.35
Average Number of Common Shares Outstanding:
Basic	992	1,010	999	1,021
Assuming Full Dilution	1,001	1,013	1,007	1,024

The data reported above for the three and twelve months ended December 31, 2004 and 2003, are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

# # #

The unaudited consolidated balance sheet data follow.

	December 31,	December 31,
	2004	2003
	(millions)
Cash and Cash Equivalents	$1,066	$681
Net Trade Accounts Receivable	835	920
Inventories	1,291	1,094
Other Current Assets	850	955
Net Property, Plant and Equipment	3,747	3,644
Other Assets, Including Goodwill and Intangibles	2,880	2,687

Total Assets	$10,669	$9,981

Total Debt	$3,386	$3,312
Other Current Liabilities	2,934	2,825
Other Noncurrent Liabilities	1,513	1,620
Stockholders’ Equity, before
Treasury Stock	10,519	8,889
Treasury Stock	(7,683)	(6,665)

Stockholders’ Equity	2,836	2,224

Total Liabilities and Stockholders’ Equity	$10,669	$9,981

The data reported above for December 31, 2004 and 2003 are based on an unaudited balance sheets, and include all adjustments that the Company considers necessary for a fair presentation of financial position for these periods.

# # #

Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. A reconciliation of free cash flow to the increase in cash and cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(millions)
Free Cash Flow	$401	$765	$1,697	$2,277
Additions to property, plant and equipment	237	190	616	408
Disposals of property, plant and equipment	(23)	(17)	(67)	(45)
Net Cash Provided by Operating Activities	$615	$938	$2,246	$2,640
Net Cash Used in Investing Activities	$(215)	$(170)	$(665)	$(518)
Net Cash Used in Financing Activities*	$(230)	$(935)	$(1,199)	$(2,250)
Effect of Exchange Rate Changes on Cash	5	3	3	8
Increase (Decrease) in Cash and Cash Equivalents (GAAP basis)	$175	$(164)	$385	$(120)

* Share repurchases of $242 million and $204 million were included in the three month periods ended December 31, 2004 and 2003, respectively. The twelve month periods ended December 31, 2004 and 2003 include share repurchases of $1.02 billion and $1.27 billion, respectively.

The data reported above are based on unaudited statements of cash flows, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.